Exhibit 99.1
Corporate Headquarters
96 South George Street
York, Pennsylvania 17401 U.S.A.

www.glatfelter.com

GLATFELTER APPOINTS CHRISTOPHER W. ASTLEY AS SENIOR VICE PRESIDENT & BUSINESS UNIT PRESIDENT,
ADVANCED AIRLAID MATERIALS

Glatfelter (NYSE: GLT) today announced the promotion of Christopher W. Astley to Senior Vice President & Business Unit President, Advanced Airlaid Materials (AMBU), effective immediately. In this new role, he will have overall P&L responsibility, and will lead the development as well as implementation of strategic and tactical plans for the business.

“I am very pleased to announce Chris’s promotion to the role of Senior Vice President & President, AMBU,” said Dante C. Parrini, Chairman and Chief Executive Officer. “Since joining Glatfelter in August 2010, he has demonstrated a track record of leadership and hands-on execution that has created value for the Company and our shareholders. Chris has been a key driver of the development of the strategy for the Company as a whole as well as specifically for AMBU. In addition, he played a key role in recent acquisitions, including Dresden Papier and Spezialpapierfabrik Oberschmitten GmbH (SPO), as well as the expansion of the Company’s capabilities in several key areas. I look forward to his continued success in this new leadership role.”

Mr. Astley had been Senior Vice President, Corporate Strategy of Glatfelter. Prior to joining Glatfelter, Mr. Astley served in various consulting roles for more than 15 years in the pulp, paper and packaging industries. He held positions with Accenture in its strategic services practice and with Coca-Cola, supporting long-term strategy development in its North American business unit. Mr. Astley also successfully led a privately held firm serving the commercial construction industry.

Mr. Astley holds a Masters in Business Administration from the University of North Carolina and a Bachelor of Science in Business Administration from the University of Richmond.

Mr. Astley succeeds Jonathan Bourget, who will be leaving the Company after assisting in a transition period. Commenting on the transition, Mr. Parrini said, “On behalf of the leadership team, I wish to thank Jonathan for his service and contributions to support AMBU’s growth over the last few years. We wish him well in his future endeavors.”

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and fiber-based engineered materials, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, and sales and distribution offices in Russia and China. Glatfelter’s sales approximate $1.8 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

Contacts
Investors	Media:
John P. Jacunski	William T. Yanavitch
John.Jacunski@glatfelter.com	William.Yanavitch@glatfelter.com

(717) 225-2794	(717) 225-2747